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                                                                    Exhibit 10.2


                                                 March 28, 2001




Mr. Raymond J. Lanzi
409 Osprey Lookout Court
Ponte Vedra Beach, FL  32082


Dear Ray:

This letter states Lydall, Inc.'s ("Lydall") amended proposal to extend special separation benefits to you in exchange for your execution of a release, dated February 23, 2001, of possible claims against Lydall. The special benefits would become effective after the previously provided Termination, Voluntary Release and Waiver of Rights Agreement ("Release") is executed. This offer to extend special separation benefits is conditioned on your execution of the Release.

In reviewing this proposal, you should be aware that Lydall's offer to extend special separation benefits to you in consideration for your agreement to sign a Release does not involve an exchange or forfeiture of any benefits to which you are presently or otherwise entitled, nor are you being asked to release any rights arising out of future events. To the contrary, Lydall's extension of this offer is contingent upon your execution of a mutually acceptable Release wherein you agree to waive certain rights expressly set forth therein relating to your past employment relationship with Lydall. Lydall encourages you to review the attached Release, with your attorney if you choose, and to discuss any questions or modifications you propose with Lydall. You should note that should you decide to sign the Release, you are entitled to revoke it within seven (7) calendar days after executing it, and the Release does not become effective or enforceable until the revocation period has expired.

An immediate response to Lydall's separation benefit proposal is not required. A reasonable period for your deliberation and review will be provided before a final decision must be made. If, however, no communication at all is received by the undersigned within twenty-one (21) calendar days of your receipt of this correspondence, your silence shall be interpreted as a rejection of this offer, whereupon Lydall's proposal to extend the separation benefits discussed herein shall be withdrawn.

The following special Separation Benefits Section is a summary of benefits offered to you only if you should sign the Termination, Voluntary Release and Waiver of Rights Agreement.

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SEPARATION PAY
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You will receive separation pay equal to your base compensation, less applicable taxes, for fifteen months ($350,000). Of that amount $44,546.94 has been paid to you between February 5, 2001 and March 31, 2001. The remaining amount of $305,453.06 will be paid in two installments. The first installment will be made on April 3, 2001 in the amount of $155,453.06 and the second installment will be made on January 2, 2002 in the amount of $150,000. Severance checks are not direct deposited to your bank, therefore, you will receive them by mail.

HEALTH COVERAGE
---------------

Lydall agrees to pay your medical and/or dental premiums under COBRA, for the full 18-month period allowed under this law, beginning February 5, 2001 and ending on August 4, 2002.

Lydall agrees to provide your current level of medical coverage for you and your spouse under the United Health Care self-insured medical plan (or a comparable program that the company may offer to salaried employees in the future) for the period starting August 5, 2002 until October 23, 2003. The amount Lydall agrees to pay under this self-insured program is limited to a combined maximum of $100,000 for any claims incurred during this period. Any claims incurred above that amount will be entirely your responsibility.

COMPANY CAR
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Upon receipt of: (1) evidence of the successful transfer of your current company car lease to your name, (2) evidence of automobile and or umbrella insurance coverage which combined are in an amount no less than $1,000,000 and (3) your agreement to maintain insurance at that level for the life of the lease, Lydall agrees to pay to you a total of $25,000 in two installments: $12,500 to be paid on April 3, 2001, and $12,500 to be paid on January 2, 2002. The first installment will be made as soon as practical after receipt of the attached release. The second installment will be made on January 2, 2002.

QUALIFIED PENSION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP)
------------------------------------------------------------------------

Lydall agrees to enhance your retirement benefits, when applying the early retirement reduction factor, by calculating the benefit as if your age at your chosen retirement date were increased by 15 months. This affords you greater pension benefits than you would otherwise currently receive, because the closer you are to full retirement age (age 65) the less your earned benefit is reduced. These enhanced benefits under both the Qualified Pension Plan and the SERP will be paid from the Supplemental Executive Retirement Plan (SERP).

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STOCK OPTIONS
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Lydall agrees to extend the time period during which you are allowed to exercise your vested options under the 1992 Incentive Stock Compensation Plan to two (2) years from your date of termination (February 4, 2003). This agreement does not allow for the continued or accelerated vesting of your options not yet vested. Therefore you will be permitted to exercise only those options over the next two years for which you are vested as of February 4, 2001.

Be advised that this extension, by law, automatically converts the options from Incentive Stock Options (ISO's) to Non-qualified Options, if they are exercised more than 90 days after your termination.

OTHER BENEFITS
--------------

All other benefits you have held as an employee have ended as of your termination date of February 4, 2001 according to the terms of the Plan Documents.


It is our hope that this correspondence conveys clearly the special separation benefits Lydall is proposing to extend to you in consideration for your execution of a mutually acceptable Release. Acceptance of this proposal is your own choice and is not required, but is purely voluntary on your part.

If you have any questions regarding any aspect of this correspondence, or wish to discuss these benefits or their possible modification further, please contact me at your earliest convenience.

                                                     Sincerely,


                                                     Walter A. Ruschmeyer
                                                     Executive Vice President -
                                                     Finance and Administration,
                                                     Chief Financial Officer

WAR:MGE:chc







                                                    Date:
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Signature - Employee (Receipt of Letter)

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